EXHIBIT 11

            SPARTECH CORPORATION AND SUBSIDIARIES
        COMPUTATION OF NET EARNINGS PER COMMON SHARE
          (In thousands, except per share amounts)

Fiscal Year Ended
                                                       Oct.    Oct.   Nov.
                                                       29,     28,     2,
                                                       1994    1995   1996
NET EARNINGS
   Net earnings                                       10,835  14,534 18,317
   Preferred stock accretion/requirements             (2,133) (1,098)     -
    Add: Interest savings, net of tax effect, on
         retirement of debt from the
         assumed proceeds received from the               74       -      -
         exercise of options and warrants
         in excess of the 20% limitation
   Primary net earnings applicable to common shares    8,776  13,436 18,317
   and equivalents
    Add: Preferred stock dividend accretion reduction
         resulting from the                            2,133   1,098      -
         assumed conversion of the preferred stock
    Deduct: Interest savings not realized on
            retirement of debt from the assumed
            proceeds received from the exercise
            of options and warrants in                   (74)       -      -
            excess of 20% limitation due to the
            higher repurchase price used under the
            fully diluted computation

   Fully diluted net earnings applicable to common shares
                                                       10,835 14,534  18,317
WEIGHTED AVERAGE SHARES OUTSTANDING
    Weighted average common shares outstanding          8,239  15,956 23,714
     Add: Shares issuable from assumed exercise of
          options and warrants (in                        746     902  1,158
          excess of 20% limitation for 1994)

     Primary weighted average common shares             8,985  16,858  24,872
     outstanding

     Add: Shares issuable from assumed conversion of   14,275   7,137      -
          preferred stock
      Add: Additional shares issuable from assumed
           exercise of options and warrants
           (in excess of 20% limitation for 1994)
           due to the difference in the share repurchase
           price under the fully diluted computation      174     116     243
   Fully diluted weighted average common shares
   outstanding                                         23,434  24,111 25,115
NET EARNINGS PER COMMON SHARE
   Primary                                                .97     .80    .74
   Fully Diluted                                          .46     .60    .73


NOTE:  Prior to May 1, 1995, Primary and Fully Diluted Net
Earnings Per Common Share was computed using the Modified
Treasury Stock Method. Due to the 1995 conversion of the Company's Preferred Stockholders, the Treasury Stock Method was used to compute Primary and Fully Diluted Net Earnings
Per Common Share for fiscal 1995 and 1996.